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Exhibit 99.1

Agreement Regarding Disclosure of Long-Term Debt Instruments

        In reliance upon Item 601(b)(4)(iii)(A), of Regulation S-K, AIMCO Properties, L.P., a Delaware limited partnership (the "Partnership"), has not filed as an exhibit to its Annual Report on Form 10-K for the year period ended December 31, 2002, any instrument with respect to long-term debt not being registered where the total amount of securities authorized thereunder does not exceed ten percent of the total assets of the Partnership and its subsidiaries on a consolidated basis. Pursuant to Item 601(b)(4)(iii)(A), of Regulation S-K, the Partnership hereby agrees to furnish a copy of any such agreement to the Securities Exchange Commission upon request.

AIMCO PROPERTIES, L.P.
By:	AIMCO-GP, Inc., its General Partner
By:	/s/ PETER K. KOMPANIEZ Peter K. Kompaniez President of AIMCO-GP, Inc. (equivalent of president of AIMCO Properties, L.P.)

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  Exhibit 99.1